Exhibit 10.5
INCOME CONTINUATION AGREEMENT

This Agreement, made and entered into in the town of Syosset, New York, effective as of June 27, 2008, by and between Porta Systems Corp., a Delaware corporation with its principal executive offices at 6851 Jericho Turnpike, Syosset, New York  11791(the "Corporation”), and Edward B. Kornfeld, an individual residing at 3 Hampshire Court, Holbrook, New York 11741 (the "Executive").

WHEREAS, the Corporation and the Executive entered into an Executive Continuation Agreement, effective as of August 1, 2006 (the “Prior Agreement”), and which shall be replaced in its entirety by this Agreement, and which Prior Agreement shall be of no further force or effect immediately upon the execution of this Agreement; and

NOW, THEREFORE, to induce the Executive to remain in his current position, and to compensate the Executive for his valuable services to the Corporation and its subsidiaries should his services be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, the Corporation and the Executive agree as follows:

1.           Term.  This Agreement shall commence on the date hereof and shall continue until July 31, 2010, and, unless the Corporation gives written notice to the Executive of its election not to extend or renew this Agreement at least sixty (60) days prior to August 1 of any year, effective August 1 of each such year, commencing August 1, 2010, the term of this Agreement shall be extended and renewed automatically for one (1) additional year.

2.           Compensation Payable.  No compensation shall be payable under this Agreement unless and until there shall have been change in Control of the Corporation (as defined in paragraph 3 hereof) while the Executive is still an employee of the Corporation and the Executive’s employment by the Corporation terminates in the manner which would entitle him to the benefit of the payments under paragraph 4 hereof.

3.           Change in Control.   For purposes of this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall also be deemed to have occurred if (i) and “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election of each new director was nominated or ratified by at least two-thirds of the  directors then still in office who were directors at the beginning of such period.  Notwithstanding any of the above to the contrary, the Executive and the Corporation agree that the refinancing of the senior and junior debt of the Corporation, whereby Cheyne Special Situations Fund L.P.  and others shall obtain 91% of the stock of the Corporation, shall not be deemed a Change of Control of the Corporation.

4.           Termination after Change of Control.   If any of the events described in paragraph 3 hereof constituting a Change of Control shall have occurred, the Executive shall be entitled to the benefits provided in this paragraph 4 hereof upon the subsequent termination of his employment unless such termination is: (a) because of the Executive’s death; or (b) by the Corporation for Cause or Disability as provided in paragraph 5 or 6 hereof; or (c) by the Corporation and occurs more than eighteen (18) months subsequent to the date of the Change of Control or (d) by the Executive for Good Reason and occurs more than eighteen (18) months subsequent to the date of the  Change of Control.  In the event the Executive shall become entitled to receive benefits under this paragraph 4, the Corporation shall pay to the Executive as severance pay in one lump sum on the fifth day following the Date of Termination or, at the election of the Executive, in equal monthly installments the following amounts:

(i) The Executive’s full salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and

(ii) In lieu of any further salary payments to the Executive for the periods subsequent to the Date of Termination, an amount equal to the product of (A) the sum of the Executive’s monthly salary at the rate in effect as of the Date of Termination, or if higher, as in effect immediately prior to the Change in Control, plus the pro rata monthly amount of him sot recent annual executive bonus or, if higher, his most recent annual bonus paid immediately prior to the Change of Control, multiplied by (B) 24.

5.           Discharge for Cause.  The Corporation, through action taken by a majority of its entire Board of Directors at a meeting held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), may at any time at its option, exercised by notice to the Executive, terminate his services for Cause (as hereinafter defined). In the event of termination for Cause, the Corporation shall have no further obligations or liabilities to the Executive hereunder. For purposes of this Agreement, term “Cause” means (i) any conviction of the Executive of a felony under the laws of the United States or any state thereof; or (ii) the willful and continued failure by the Executive to substantially perform his duties with the Corporation (other than such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes when the Executive has not substantially performed his duties. For purpose of this paragraph 5, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation.

6.           Death or Incapacity.  In the event of the Executive’s death during the term of this Agreement prior to his becoming entitled to benefits under paragraph 4, this Agreement shall terminate on the date of his death and no benefits shall be payable hereunder. In the event that, during the term of this Agreement prior to his becoming entitled to benefits under paragraph 4, the Executive shall become totally incapacitated by any physical or mental illness or disability for a period of one hundred eighty (180) consecutive days and within thirty (30) days after written notice of termination is given the Executive shall not have returned to the fulltime performance of his duties, the Corporation may terminate this Agreement for "Disability" and no benefits shall be payable hereunder.

7.           Termination by Executive for Good Reason.   The Executive may terminate his employment with the Corporation for "Good Reason" at any time within eighteen (18) months of a Change in Control and in such circumstances will be entitled to the benefits provided in paragraph 4 hereto. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following events without the Executive's express written consent: (i) the assignment of the Executive to any duties substantially inconsistent with his position, duties, responsibilities or status with the Corporation immediately prior to the Change in Control, or any removal of the Executive from, or any failure to reelect him to his then current position, except in connection with a termination of his employment for Cause or Disability; (ii) a reduction by the Corporation in the amount of the Executive’s base salary or other employee perquisites as compared to that which was paid or made available to him immediately prior to the Change in Control; (iii) the failure by the Corporation to continue to provide the Executive with substantially similar bonus opportunities as enjoyed immediately prior to the Change in Control or benefits the Executive enjoyed under the Corporation’s benefit programs in which he was participating at the time of the Change in Control; (iv) the failure by the Corporation to provide the Executive with the number of paid vacation days to which he was entitled in accordance with the Corporation’s normal vacation policy or arrangement with the Executive in effect at the time of the Change in Control; (v) the relocation of the Executive’s principal office to a location more than twenty-five (25) miles from the location of such office immediately prior to the Change in Control; (vi) requiring travel on the Corporation’s business to an extent substantially greater than the Executive’s business travel obligations immediately prior to the Change in Control; (vii) any failure of the Corporation to obtain the express written assumption of the obligation to perform this Agreement by any successor; or (viii) any breach by the Corporation of any of the provisions of this Agreement or any failure by the Corporation to carry out any of its obligations hereunder.

8.           Date of Termination.  "Date of Termination" shall mean the date on which the Notice of Termination is given.

9.           Notices.   All notices required or permitted to be given hereunder shall be by registered or certified mail addressed to the respective parties at their addresses hereinabove set forth or at such other addresses as may hereafter be designated in writing by such party and all such notices shall be deemed to be given on the date when such notice was mailed. Notices sent to the Corporation shall be sent to the attention of the Chairman of the Corporation. Any termination by the Corporation pursuant to paragraph 5 above shall be communicated by written notice of termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment under the provision so indicated.

10.         Non-Competition.   Solely in the event that the Executive terminates his employment for Good Reason pursuant to paragraph 7 hereof, then for the eighteen (18) month period thereafter, the Executive shall not directly or indirectly engage in, as a director, officer, employee or stockholder, in any business, association, or corporation (other than the Corporation, or any subsidiary or successor of it) that is engaged in whole or in part in a business that is in substantial and direct competition with the business of the Corporation or any of its subsidiaries, provided that the Executive may own not in excess of 5% of any class of securities of any such competitive entity that is registered under section 12 of the Securities Exchange Act of 1934, as amended, or is otherwise publicly traded.

11.         Merger or Consolidation.   In the event the Corporation shall merge into or consolidate with another corporation, or transfer or sell all or substantially all of its assets to another corporation or other entity, such successor corporation or other entity shall be required to assume the obligations of the Corporation hereunder, and this Agreement shall be binding on and inure to the benefit of the successor corporation or other entity and such successor corporation or other entity shall be obligated to perform all of the terms and conditions hereof, whether or not such successor expressly assumes such obligations. In this Agreement, the term "Corporation" shall include any such successor.

12.         Non-assignability.   This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent and distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Corporation shall have no liability to pay any amount so attempted to be assigned or transferred.

13.         Mitigation.   The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Corporation’s obligations to pay the Executive the compensation and make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have. All amounts payable by the Corporation hereunder shall be paid without notice and demand. Except as expressly provided herein, the Corporation waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.

14.         Arbitration.   Any dispute, disagreement or other question arising from this Agreement or the interpretation thereof shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except that the arbitrator(s) shall be selected in accordance with the following procedure: any dispute, disagreement or other question shall be referred to and decided by a single arbitrator if the parties can agree upon one within fifteen (15) days after either of the parties shall notify the other in writing that it wishes to avail itself of the provisions of this paragraph 14; otherwise, such dispute, disagreement or other question shall be referred to and decided by three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive, each such appointment to be made within ten (10) days after the expiration of the fifteen (15) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within twenty (20) days after the expiration of such ten (10) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said twenty (20) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within thirty (30) days after the expiration of said twenty (20) day period. Hearings of the arbitrator(s) shall be held in New York, New York, unless the parties agree otherwise. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the state of New York. Any award so rendered shall be final and binding upon the parties hereto. Subject to paragraph 15 hereof, all costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

15.         Indemnification for Expenses and Advancement of Expenses.

(a)         Upon the occurrence of a Change in Control, the Corporation shall pay, and indemnify the Executive against, all costs and expenses, including, without limitation, the fees and expenses of attorneys, arbitrators, experts and witnesses, incurred by or on behalf of the Executive in connection with any arbitration or legal claim or proceeding arising from this Agreement or the interpretation thereof, to the extent that the Executive is successful, on the merits or otherwise, in any such claim or proceeding. If the Executive-is not wholly successful in such claim or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such claim or proceeding, then the Corporation shall indemnify the Executive against all such costs and expenses incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this paragraph 15, and without limiting the foregoing, the termination of any claim, issue or matter in any such claim or proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(b)         The Corporation shall advance all such costs and expenses incurred by or on behalf of the Executive in connection with any such claim or proceeding within twenty (20) days after the receipt by the Corporation of a statement or statements from the Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such claim or proceeding. Such statement or statements shall reasonably evidence the costs and expenses incurred by the Executive and shall include or be preceded or accompanied by an undertaking by or on behalf of the Executive to repay any costs and expenses advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expenses.

16.         Tax Withholding.   The Corporation shall have the right to withhold from any transfer or payment made to the Executive or to any other person hereunder, whether such payment is to be made in cash or other property all applicable Federal, state, city or other taxes or foreign taxes as they shall be required, in the determination of the Corporation, pursuant to any statue or governmental regulation or ruling.

17.         Miscellaneous.   In the event that the Executive shall die after becoming entitled to benefits hereunder but prior to the complete payment thereof, all such remaining amounts shall be paid to the Executive's estate or beneficiary. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the corporation and such provision shall be modified, waived or discharged only to the extent set forth in such writing. This Agreement sets forth the entire agreement of the parties hereto and supersedes any prior expressions of intent or understanding, whether written or oral, with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws provisions.  The parties hereby agree to the exclusive jurisdiction of the Federal and State courts located in New York County, State of New York, and hereby submit to the jurisdiction of said courts and waive any defense of forum non conveniens or an similar defense. The invalidity or unenforceability of any provision of this Agreement shall in no way effect the validity or enforceability of any other provision. For purposes of this Agreement, the term "subsidiary" shall mean any corporation or business entity controlled by the corporation in question, and the term "affiliate" shall mean and include any corporation or business entity controlling, controlled by, or under common control with the corporation in question.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PORTA SYSTEMS CORP.

By:	/s/ Michael Tancredi
Michael Tancredi
Senior Vice President, Secretary and Treasurer

/s/ Edward B. Kornfeld
Edward B. Kornfeld